UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

September 23, 2004
 (Date of earliest event reported)

Timeline, Inc.
 (Exact Name of Registrant as Specified in Charter)

Washington	1-13524	31-1590734

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3055 112th Avenue N.E., Ste. 106 Bellevue, Washington	98004

(Address of Principal Executive Offices)	Zip Code

(425) 822-3140

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Items 1.01 and 2.01.  Entry into a Material Definitive Agreement; Creation of a Direct Financial Obligation.

          On September 23, 2004, we entered into an Accounts Receivable Financing Agreement with Silicon Valley Bank, providing for a line of credit to us of up to $350,000.

          Under the Financing Agreement, for any of our accounts receivable that the Bank agrees to finance, we will receive an advance equal to 80% of the face amount of such accounts receivable.  The financing rate is subject to certain adjustments, and may change from time to time by the Bank.  The Bank is not obligated to finance any of our accounts receivable.

          We are subject to a variable interest rate on advances we receive from the Bank.  The interest rate varies depending on our Adjusted Quick Ratio (defined as the ratio of quick assets to current liabilities minus deferred revenue and subordinated debt), as follows:

	Adjusted Quick Ratio	Interest Rate

•	equal to or greater than 1.75 to 1.00	greater of 6.0%, or the Bank’s prime rate plus 1.50%
•	less than 1.75 to 1.00, but at least 1.00 to 1.00	greater of 7.0%, or the Bank’s prime rate plus 2.50%
•	less than 1.00 to 1.00	greater of 8.0%, or the Bank’s prime rate plus 3.50%

Based on our current Adjusted Quick Ratio and the Bank’s current prime rate of 4.75%, the current interest rate for any advances would be 7.25% per annum.  In addition, we are obligated to pay the Bank an annual facility fee of $2,800, plus a monthly collateral handling fee equal to between 0.7% and 0.375% of the average monthly balance of financed receivables.  Upon an event of default, the per annum interest rate would automatically increase by an additional 5.0%, and the collateral handling fee would increase by an additional 0.50%.

           Events of default under the credit facility include the following:

•	our failure to pay amounts owed to the Bank when due;
•	any breach by us of any our covenants, representations or warranties;
•	the occurrence of certain bankruptcy, insolvency or receivership events by or against us;
•	any involuntary lien, garnishment or attachment on any financed receivable or any collateral;
•	any default by us under any other instrument or agreement evidencing any debt or other liability in favor or the Bank or any of its affiliates or vendors;
•	any event of default under any corporate guaranty by our subsidiaries, including any repudiation or termination of a guaranty;
•	any default under any subordination agreement by a subordinated creditor;
•	any material impairment in perfection or priority of the Bank’s security interest;
•	any material adverse change in our business; or
•	any material impairment in the prospect of repayment.

           Our obligations under the Financing Agreement are secured by a security interest on all of our assets, including our patents, patent applications and other intellectual property.  In addition, the Financing Agreement includes certain affirmative and negative covenants.  In particular, we may take the following actions only with the prior written consent of the Bank:

•	create, incur or assume any indebtedness;
•	sell or transfer any of the collateral;
•	grant a security interest or lien in any of the collateral; or
•	make any investment in any entity.

           Our subsidiaries, Analyst Financials, Ltd. and Workwise, Inc., have unconditionally guaranteed all payments and our other obligations under the Agreement.

           We are obligated to repay each advance upon the earliest to occur of (i) the collection of the corresponding financed receivable, (ii) the date on which the corresponding financed receivable becomes an ineligible receivable pursuant to the terms of the Agreement, (iii) the date on which any adjustment is made to a financed receivable, to the extent of such adjustment, and (iv) the date on which we breach any of the representations, warranties or covenants in the Agreement.

           In connection with the Financing Agreement, we issued to the Bank a stock purchase warrant for the purchase of up to 7,500 shares of common stock at an exercise price of $0.80 per share.  The warrant has a term of seven years, expiring on September 23, 2011.  Pursuant to the terms of the warrant, we granted to the Bank certain anti-dilution protection on the exercise price, and we also granted the Bank certain piggyback registration rights on the shares underlying the warrant.

Item 9.01.	Exhibits.

(c)	Exhibits

10.1	Accounts Receivable Financing Agreement, between Timeline, Inc. and Silicon Valley Bank, dated September 23, 2004.
10.2	Intellectual Property Security Agreement, between Timeline, Inc. and Silicon Valley Bank, dated September 23, 2004.
10.3	Securities Account Control Agreement, between Timeline, Inc. and Silicon Valley Bank, dated September 17, 2004.
10.4	Unconditional Guaranty by Analyst Financials, Ltd. in favor of Silicon Valley Bank, dated September 23, 2004.
10.5	Unconditional Guaranty by Workwise, Inc. in favor of Silicon Valley Bank, dated September 23, 2004.
10.6	Warrant to Purchase Stock, issued by Timeline, Inc. to Silicon Valley Bank, dated September 23, 2004.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 28, 2004	TIMELINE, INC.

	By:	/s/ CHARLES R. OSENBAUGH

Charles R. Osenbaugh Chief Executive Officer and President